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                               EXHIBIT (d)(4) FORM OF RESTRICTED STOCK AGREEMENT

                           SAFEGUARD SCIENTIFICS, INC.
                          RESTRICTED STOCK GRANT TERMS
                        DATE OF GRANT: JANUARY ___, 2002

           Safeguard Scientifics, Inc. (the "Company") adopted the [1999 Equity Compensation Plan] [2001 Associates Equity Compensation Plan] (the "Plan") to give participants an ownership interest in the Company and to create an incentive for participants to contribute to our growth, thereby benefiting our stockholders, and aligning the economic interests of the participants with those of our stockholders. This Restricted Stock Grant is granted to _________________ (the "Grantee") this ___ day of January, 2002, in accordance with the terms of the Plan and the Company's offer to exchange shares of restricted stock for outstanding options as more specifically described in the "Offer to Exchange Outstanding Options Having an Exercise Price of More Than $15.00 Per Share for Shares of Restricted Stock", dated December 21, 2001 (the "Offer"). Capitalized terms used and not otherwise defined in this Grant are used herein as defined in the Plan.

1.         Stock Grant

           In exchange for the tender of all outstanding eligible options held by the Grantee, in accordance with the terms of the Offer, the Company hereby offers to the Grantee the opportunity to acquire from the Company the shares of common stock of the Company, $.10 par value, set forth on Schedule A hereto (the "Shares"), for the cancellation in accordance with the offer of the eligible options held Grantee set forth on Schedule A hereto.

           Subject to the Grantee's acceptance of this offer, the Company will issue the Shares in the name of the Grantee, which Shares shall be held in book entry at Mellon Investor Services, LLC, the Company's transfer agent, and shall be subject to restrictions on transfer as set forth in this Restricted Stock Grant.

2.         Acceptance by the Grantee; Deposit of Shares into Escrow


           The Grantee shall signify acceptance of the offer to acquire the Shares by delivering to the Company, as escrow agent (the "Escrow Agent"), the following:

           (i) a copy of the Transmittal Letter which has been executed by the Grantee; and

           (ii) if, after consulting with his or her personal tax and financial advisor, the Grantee has determined that an 83b election should be made, two executed copies of an 83(b) Election (you may obtain the appropriate form from Dee Blackburn if you desire to make an 83(b) Election).

           Upon receipt from the Grantee of the foregoing items, the Company shall cause Mellon Investor Services, LLC to issue the Shares in Grantee's name, in book entry, to be held in accordance with the terms of this Grant.

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3.         Forfeiture of Unvested Shares.


           (a) In the event of Grantee's termination of employment for any reason other than as set forth in Section 3(b) below, Grantee shall forfeit all Shares in which Grantee is not vested at the time of his or her cessation of service in accordance with the Vesting Schedule set forth in Section 3(b) (hereinafter referred to as the "Unvested Shares").

           (b) Grantee shall acquire a vested interest in, and the forfeiture provisions of this paragraph shall lapse with respect to, the Shares in the installments set forth on Schedule A hereto; provided, however, that in the event Grantee's employment is terminated by the Company without cause prior to the date the restricted stock would otherwise vest or a Change of Control Event, as defined in the Offer to Exchange, occurs prior to the date that the Grantee terminates his employment with the Company for any reason or the Company terminates the employment of the employee for cause, the Grantee shall be deemed to be fully vested in the Shares as of the date of such termination or change of control, as the case may be. In the event of the Grantee's disability, as determined in the sole discretion of the Compensation Committee of the Company's Board of Directors, the Grantee will continue to vest according to the above schedule during the period of disability, and upon return to employment with the Company upon the Grantee's recovery, during the period of the Grantee's re-employment. In the event the Grantee fails to return to employment upon recovery from disability, vesting will cease and any Unvested Shares shall be forfeited.

4.         Restrictions

           (a) Unvested Shares. All unvested Shares will be held by the Escrow Agent until they become vested. Upon receipt of the taxes which the Company is required to withhold as set forth in Section 7 below, the Escrow Agent shall deliver to the Grantee a Share certificate registered in the Grantee's name for the Vested Shares. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of any Unvested Shares.

           (b) Impermissible Transfers Void. Any attempt to assign, transfer, pledge or otherwise dispose of any Shares contrary to the provisions of this Grant, and the levy of any execution, attachment or similar process upon any Unvested Shares, shall be null and void and without effect.

5.         Effect of Changes in Shares

           If any change is made to the common stock of the Company by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or any other change in capital structure made without receipt of consideration, then any new, substituted, or additional securities distributed with respect to the Shares shall be immediately subject to the restrictions imposed upon the Shares to the same extent that the Shares immediately prior thereto have been covered by such provisions.

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6.         Voting of Shares; Dividends

           The Grantee shall be entitled to exercise all voting rights in connection with the Shares.

           Effective as of the date on which the Grantee signifies acceptance of the Shares, the Grantee shall be entitled to receive any dividends, rights or other distributions payable to stockholders of record of the Company on and after the date of such acceptance; provided, however, that the Grantee shall not have any dividend rights or any other rights whatsoever with respect to any Shares which are forfeited in accordance with the terms of this Agreement.

7.         Withholding of Taxes

           The Company shall have the right to require the Grantee to pay to the Company, in cash, the amount of any taxes which the Company is required to withhold in respect of this Grant or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the Shares, selling for Grantee's account a portion of the Shares and applying the net proceeds thereof to the payment of such taxes, or deducting from other wages, bonuses or other amounts payable to the Grantee by the Company, any federal, state or local taxes required by law to be withheld with respect to such Grant.

8.         No Contract for Employment

           Nothing contained in this Grant shall be deemed to require the Company to continue the Grantee's employment. Except as may be provided in a written employment contract executed by a duly authorized officer of the Company, the Grantee shall at all times be an "employee-at-will" of the Company, and the Company may discharge the Grantee at any time for any reason, with or without cause.

9.         Administration

           This Grant is made pursuant to the terms, conditions and other provisions of the Plan as in effect on the Date of Grant, and as the Plan may be amended from time to time in accordance with the provisions of the Plan. All questions of interpretation and application of the Plan and of this Grant shall be determined by the Compensation Committee of the Company's Board of Directors, in its discretion, and any such determination shall be final and binding upon all persons. The validity, construction and effect of this Grant shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.



                                     SAFEGUARD SCIENTIFICS, INC.


                                     By:
                                        ---------------------------------------
                                           Anthony L. Craig
                                           President and Chief Executive Officer


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                               ACCEPTANCE OF GRANT

           ____________ (the "Grantee") acknowledges and agrees with the terms and conditions of the attached Grant Letter pursuant to which Safeguard Scientifics, Inc. (the "Company") has offered the Grantee the opportunity to acquire ________ shares of common stock of the Company, $.10 par value (the "Shares") in exchange for the tender of all outstanding eligible options held by the Grantee, in accordance with the terms of the Offer to Exchange dated December ___, 2001.

           As a condition to the issuance of the Shares, the Grantee hereby represents and warrants to the Company and agrees with the Company as follows:

           1. Disposition of Shares. The Grantee hereby agrees not to sell, assign, transfer, pledge or otherwise dispose of any portion of the Shares unless and until the Grantee shall have complied with all of the requirements of the Grant.

           2. Section 83(b) Election. The Grantee understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), the difference between the purchase price (if any) paid for the Shares and their fair market value on the date of vesting would be reportable as ordinary income at such time. The Grantee understands that by filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within 30 days after the Date of Grant, in lieu of the foregoing, the Grantee will be taxed at the time the Shares are granted to the Grantee on the fair market value of the Shares.

                     The Section 83(b) election, which may avoid adverse tax consequences in the future, must be made within the 30-day period after the Date of Grant. The form for making this election may be obtained from Dee Blackburn. THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE'S SOLE RESPONSIBILITY TO SEEK ADVICE REGARDING SECTION 83(B). THE GRANTEE REPRESENTS THAT HE OR SHE IS RELYING SOLELY ON HIS OR HER ADVISORS WITH RESPECT TO THIS SECTION 83(B) ELECTION, AND THE COMPANY SHALL HAVE NO RESPONSIBILITY OR LIABILITY IN CONNECTION THEREWITH.

           3. Withholding of Taxes. The Grantee understands that the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of this grant or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the Shares or deducting from other wages, bonuses or other amounts payable to the Grantee by the Company, any federal, state or local taxes required by law to be withheld with respect to such Grant. The Grantee understands that Vested Shares will not be released to the Grantee until such time as the Company has received any taxes that the Company is required to withhold in respect of the Vested Shares.

           The Grantee, intending to be legally bound hereby, has executed this Acceptance of Grant as of the date set forth below.

Dated:                  , 2002
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                         GRANTEE:
                                       -----------------------------------------

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